Exhibit (a)(1)(D)

LUNA INNOVATIONS INCORPORATED

ELECTION FORM

The Exchange Offer and withdrawal rights expire at

12:00 midnight, U.S. Eastern Time, on October 18, 2010

unless the offer is extended.

INSTRUCTIONS TO ELECTION FORM

1.	DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the Offer to Exchange Certain Outstanding Stock Options for New Options, dated September 20, 2010. References in this Election Form to “Luna Innovations,” “we,” “us,” “our,” and “ours” mean Luna Innovations Incorporated.

2.	EXPIRATION DATE. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 12:00 midnight, U.S. Eastern Time, on October 18, 2010, unless the Exchange Offer is extended.

3.	DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options under the Exchange Offer, a signed copy of this Election Form, together with a properly completed and signed Eligible Option Information Sheet, must be received by Luna Innovations before 12:00 midnight, U.S. Eastern Time, on October 18, 2010 (or such later date as may apply if the Exchange Offer is extended) by one of the following means:

By Mail or Courier

Luna Innovations Incorporated

1 Riverside Circle, Suite 400

Roanoke, VA 24016

Attention: Kimberly Bush, Stock Plan Administrator

Phone: (540) 769-8467

By Facsimile

Luna Innovations Incorporated

Attention: Kimberly Bush, Stock Plan Administrator

Facsimile: (540) 769-8401

By Hand or Interoffice Mail (before 5:00 p.m. U.S. Eastern Time on October 18, 2010)

Attention: Kimberly Bush, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockadmin@lunainnovations.com

Your Election Form and Eligible Option Information Sheet will be effective only upon receipt by us. Luna Innovations will accept delivery of the signed Election Form and Eligible Option Information Sheet only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. In particular, after 5:00 p.m. U.S. Eastern Time on October 18, 2010, you may not deliver your Election Form via hand delivery or interoffice mail because the Stock Plan Administrator will not be available to accept your Election Form. After 5:00 p.m. and before 12:00 midnight U.S. Eastern Time on October 18, 2010 you may submit your Election form only by facsimile or by email (by PDF or similar imaged document filed).

You are not required to tender any of your Eligible Options. If you choose to tender for exchange a particular Eligible Option, you must tender the entire option grant, but need not tender other Eligible Options held by you. On the Eligible Option Information Sheet, please check the box corresponding to the Eligible Options that you wish to exchange.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

4.	WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Exchange Offer may be withdrawn at any time before 12:00 midnight, U.S. Eastern Time, on October 18, 2010, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw tendered Eligible Options, you must deliver, mail, fax or email (a PDF or similar imaged document file) a properly completed and signed Notice of Withdrawal to the attention of Kimberly Bush, Stock Plan Administrator, by hand, by interoffice mail, by facsimile to (540) 769-8401, by regular or overnight mail to Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, VA 24016 or by email to stockadmin@lunainnovations.com. Withdrawals may not be rescinded and any Eligible Options withdrawn will not be considered to be properly tendered unless the withdrawn Eligible Options are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above. Please note that after 5:00 p.m. U.S. Eastern Time on October 18, 2010, you may not deliver your Notice of Withdrawal via hand delivery or interoffice mail because the Stock Plan Administrator will not be available to accept your Notice of Withdrawal Form. After 5:00 p.m. and before 12:00 midnight U.S. Eastern Time on October 18, 2010 you may submit your Notice of Withdrawal Form only by facsimile or by email (by PDF or similar imaged document filed).

5.	SIGNATURES. Please sign and date this Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered exactly as such Eligible Optionholder’s name appears on the applicable option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

6.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional or hard copies of the Exchange Offer or this Election Form) should be directed to Kimberly Bush, Stock Plan Administrator, by email to stockadmin@lunainnovations.com or by telephone at (540) 769-8467.

7.	IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Optionholder before the expiration of the Exchange Offer. No Eligible Options will be accepted for exchange until the Eligible Optionholder exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

8.	CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

9.	IMPORTANT TAX INFORMATION. You should refer to Section 13 of the Exchange Offer, which contains important tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.

ELECTION FORM

To:	Luna Innovations Incorporated

1 Riverside Circle, Suite 400

Roanoke, VA 24016

Attention: Kimberly Bush, Stock Plan Administrator

Facsimile: (540) 769-8401

Email: stockadmin@lunainnovations.com

I acknowledge that:

1.	I tender to Luna Innovations for exchange those potentially Eligible Options specified on the attached Eligible Option Information Sheet and understand that, upon acceptance by Luna Innovations, this Election Form will constitute a binding agreement between Luna Innovations and me. On the Eligible Option Information Sheet I have checked the box corresponding to the potentially Eligible Options that I want to exchange.

2.	I understand that any election that I make to tender an option for exchange that does not qualify as an Eligible Option will not be accepted and such options will remain in effect with their current terms and conditions following the Exchange Offer.

3.	I understand that if I validly tender an Eligible Option for exchange and such Eligible Option is accepted and cancelled, I will receive a New Option to acquire fewer shares of common stock than were underlying my Eligible Option at the time of the exchange and that I will not know what that lower number of shares will be until the Exchange Ratio Determination Date, which is scheduled to be 5:00 p.m, U.S. Eastern Time, on October 14, 2010.

4.	I understand that I will receive an e-mail communication on or before midnight, U.S Eastern Time, on October 14, 2010 with the final numbers of shares that will be subject to any new option grants I would receive in exchange for properly tendered Eligible Options.

Unless I have hereby provided the Stock Plan Administrator with an alternative e-mail address or alternative instructions for contacting me on October 14, 2010 as specified below, I hereby confirm that I will have access to my regular Company e-mail on October 14, 2010:

Alternative contact information:

_______________________________________________________________________________________________________

_______________________________________________________________________________________________________

5.	I understand that each New Option issued to me will have the same vesting period as the Eligible Option that I tendered for exchange.

6.	I understand that each New Option will have an exercise price per share equal to the greater of (i) the closing price of the Company’s common stock as reported on The NASDAQ Capital Market (“NASDAQ”) on the expiration date of the Exchange Offer or (ii) 125% of the average closing price of the Company’s common stock as reported on NASDAQ for the 60-day period ending on the expiration date of the Exchange Offer.

7.	I understand that the New Options will be granted under Luna Innovations’ Amended and Restated 2006 Equity Incentive Plan.

8.	I understand that the New Options will have substantially the same terms and conditions as the Eligible Options cancelled in this Exchange Offer, except for the number of shares represented by the New Option and the exercise price.

9.	Luna Innovations has advised me to consult with my own advisors as to the consequences of participating or not participating in this Exchange Offer.

10.	To remain eligible to tender Eligible Options for exchange and cancellation pursuant to the Exchange Offer, I understand that I must remain an Eligible Optionholder and must not have received nor given a notice of termination prior to the date and time that the Exchange Offer expires, which is scheduled to be 12:00 midnight, U.S. Eastern Time, on October 18, 2010, unless the Exchange Offer is extended. I understand that if I die or cease providing services to Luna Innovations prior to the expiration date of the Exchange Offer, Luna Innovations may elect not to accept my Eligible Options for cancellation and, in such case, I or my estate or beneficiaries, as the case may be, will retain my Eligible Options with their current terms and conditions.

11.	I understand that if I cease providing services to Luna Innovations before all of the shares represented by a New Option vest, I will forfeit any unvested portion of my New Option.

12.	I understand that neither the ability to participate in the Exchange Offer nor actual participation in the Exchange Offer will be construed as a right to continued employment with Luna Innovations or any of its subsidiaries.

13.	I understand that in accordance with Sections 6 and 14 of the Exchange Offer, Luna Innovations may terminate, modify or amend the Exchange Offer and postpone its acceptance and cancellation of any Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions. In particular, I understand that, among other conditions to the Exchange Offer, if the closing price of Luna Innovations common stock on the day of the closing of the Exchange Offer equals or exceeds $5.00, Luna Innovations will terminate this Exchange Offer and will not accept any of the Eligible Options that may have been tendered.

14.	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Exchange Offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my Eligible Options will be irrevocable at 12:00 midnight, U.S. Eastern Time, on October 18, 2010, unless the Exchange Offer is extended.

15.	I sell, assign and transfer to Luna Innovations all right, title and interest in and to all of the Eligible Options that I am tendering as specified in the attached Eligible Option Information Sheet, and I agree that I shall have no further right or entitlement to purchase any shares of Luna Innovations’ common stock under the tendered Eligible Options on the date Luna Innovations accepts those option grants for exchange and cancellation. I understand that my death or incapacity will not affect Luna Innovations’ authority to take the actions described in the Exchange Offer with respect to Eligible Options that I have tendered for exchange and that have been accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors and assigns.

16.	I acknowledge that I have received the Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, including the Questions and Answers, Risk Factors and Information Sheet (collectively, the “Offer Documents”) from Luna Innovations dated September 20, 2010 and I agree to all of the terms and conditions of the Offer Documents AND HAVE ATTACHED A SIGNED COPY OF THE ELIGIBLE OPTION INFORMATION SHEET. I understand that if I do not include the Eligible Option Information Sheet with this Election Form, I will be deemed to have elected NOT to exchange ANY of my eligible stock option grants.

Eligible Optionholder’s Signature	Date and Time

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible Optionholder

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the Eligible Options, in order to elect to tender your Eligible Options your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your representation and warranty to Luna Innovations that either you are not married or your spouse has no community or other marital property rights in the Eligible Options or New Options. You should consult your personal outside advisors if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the Eligible Optionholder who has executed this Election Form above has read and hereby approves the submission of this Election Form and Eligible Option Information Sheet. The undersigned agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of the undersigned will similarly be bound by this Election Form. The undersigned appoints the Eligible Optionholder who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)